Exhibit 99.1

Contacts:	Tran Nguyen / CFO
Somaxon Pharmaceuticals, Inc.
(858) 876-6500

Rob Whetstone/Matt Sheldon PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
FIRST QUARTER 2011 FINANCIAL RESULTS
Conference call scheduled today at 4:30 p.m. ET (1:30 p.m. PT);
Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — May 3, 2011 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today announced financial results for the first quarter ended March 31, 2011.
“During the first quarter of 2011, we continued to lay the foundation for Silenor’s® long-term commercial success by growing Silenor net product sales 73% and the number of new Silenor patients by approximately 50% over the previous quarter,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “In addition, we decreased patient co-pays through managed care contracting so that over 110 million lives are now covered in contracted formularies, expanded our consumer marketing programs so that to date over 1.5 million advertising impressions have been made and over 230,000 insomniacs have been reached, increased our specialty sales force by over 30% and received an additional method of use patent relating to Silenor having an expiration date no earlier than August 2027.”
“For the remainder of 2011, we expect to continue to increase the growth of Silenor through the combined efforts of the Somaxon and Procter & Gamble sales forces, advancing our efforts to make Silenor available and affordable to any patient who may benefit from its unique product profile for sleep maintenance insomnia, and driving greater brand awareness through targeted consumer advertising,” continued Pascoe. “In addition, we intend to leverage our commercial infrastructure to broaden our business, to extend the Silenor franchise and to effectively manage our financial and other corporate resources, with the goal of building a sustainable specialty pharmaceutical business dedicated to delivering long-term stockholder value.”
Recent Highlights
•	Somaxon has continued to make significant progress in expanding access to Silenor at affordable co-pays. Recently, RxSolutions, Inc., Express Scripts, Inc. and Medco Health, national pharmacy benefit managers that manage commercial healthcare plans covering a total of approximately 50 million lives, agreed to add Silenor to their commercial formularies. Silenor will be covered in a Tier 2 unrestricted position at Medco Health, which is a preferred position relative to the other branded insomnia products on this formulary. Silenor will be covered in a Tier 3 unrestricted position at RxSolutions and Express Scripts. Including these agreements, Silenor is currently contracted for reimbursement on commercial plans covering over 110 million lives, most frequently in an unrestricted position, and Silenor is currently reimbursed on other commercial plans representing approximately an additional 90 million lives, with final formulary positioning subject to final negotiation with such plans.

•	Somaxon has come to agreement with Medicare Part D health insurance plans covering a total of over 3 million lives. The company has also reached agreement with the U.S. Department of Veteran’s Affairs to make Silenor eligible for formulary inclusion by the regional Veterans Integrated Services Network plans.
•	Beginning in early April 2011, Somaxon implemented the eVoucher co-pay assistance program under which co-pay amounts of $85 or below for patients having access to commercial health insurance will be automatically reduced to $15 at the time of payment at approximately 33,000 participating pharmacies. This program is intended to support Somaxon’s goal of making Silenor available and affordable to anyone whose physician determines they may benefit from Silenor’s unique safety and efficacy profile. The company’s existing Sleep Saver program will continue to be available to patients that are unable to take advantage of the eVoucher program.
•	On March 29, 2011, Somaxon announced that it had received from the U.S. Patent and Trademark Office U.S. patent no. 7,915,307, entitled “Methods of Improving the Pharmacokinetics of Doxepin.” This patent generally relates to dosing Silenor at least three hours after a meal to promote faster onset of action and reduce the potential for next-day residual sedation. This patent will expire no earlier than August 2027 and has been listed in the Orange Book.
•	As of early April 2011, Somaxon, through its contract sales force partner Publicis Touchpoint Solutions, Inc., had fully deployed an additional 35 sales representatives that are exclusively promoting Silenor. As a result of this expansion, Silenor is now promoted by 250 sales representatives between Somaxon’s sales force and that of its co-promotion partner Procter & Gamble.
•	As of early April 2011, Somaxon deployed a team of eight contracted Federal Account Managers who will focus specifically on generating Silenor demand at Military Treatment Facilities and other Department of Defense institutions where Silenor is currently contracted.
First Quarter 2011 Financial Results
For the first quarter of 2011, Somaxon recorded shipments of Silenor to its wholesale distributors totaling $2.2 million, and recognized net product sales of $2.3 million. In accordance with U.S. generally accepted accounting principles, Somaxon defers revenue recognition of the amounts of Silenor shipments to wholesale distributors that are not yet estimated to be dispensed through patient prescriptions. As of March 31, 2011, deferred revenue totaled $3.0 million and is reported net of $0.6 million of associated discounts and allowances on Somaxon’s balance sheet.
Cost of sales was $0.4 million for the first quarter of 2011, which represented the costs of product dispensed through prescriptions. Gross profit was $2.0 million for the first quarter of 2011. Expressed as a percentage of net product sales, gross margin was 84.4% for first quarter of 2011.
Total operating expenses for the first quarter of 2011 were $19.0 million, including $1.2 million of non-cash, share-based compensation expense, compared with $4.2 million, including $2.2 million of non-cash, share-based compensation expense, for the first quarter of 2010. These increases in total operating expenses are primarily due to an increase in selling, general and administrative (SG&A) expenses relating to commercial activities for Silenor.

SG&A expense was $18.6 million for the first quarter of 2011, compared to $3.1 million for the first quarter of 2010. This increase reflected the costs associated with commercial activities relating to Silenor and an increase in salary and personnel-related expenses due to an increase in overall headcount.
Research and development expense was $0.4 million for the first quarter of 2011, compared to $1.1 million for the first quarter of 2010.
Net loss for the first quarter of 2011 was $17.0 million, or $0.38 per share, compared with $4.2 million, or $0.16 per share, for the first quarter of 2010.
At March 31, 2011, Somaxon had cash, cash equivalents and short-term investments totaling $43.3 million, compared to $54.8 million at December 31, 2010. The company believes, based on its current operating plan, that its cash, cash equivalents and short-term investments as of March 31, 2011 will be sufficient to fund its operations through at least the first quarter of 2012.
Conference Call Information and Forward-Looking Statements
On Tuesday, May 3, 2011, Somaxon will conduct a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss results and highlights of the first quarter ended March 31, 2011.
The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (888) 549-7880 (domestic) or (480) 629-9867 (international), conference call ID 4435541. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4435541.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to Silenor, prescription trends, the company’s financial status and performance and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
To be added to Somaxon’s e-mail list, please visit http://bit.ly/Somaxon-email-list.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor, now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.

Safe Harbor Statement
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding commercial activities and plans regarding Silenor, the revenues and the growth of the revenues from sales of Silenor, Somaxon’s ability to broaden its business and estimates regarding product prescriptions and returns are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; Somaxon’s reliance on its co-promotion partner, Procter & Gamble, and its contract sales force provider, Publicis, for critical aspects of the commercial sales process for Silenor; the performance of Procter & Gamble and Publicis and their adherence to the terms of their contracts with Somaxon; the ability of Somaxon’s sales management personnel to effectively manage the sales representatives employed by Publicis; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the recent submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and related patent litigation; the possible introduction of generic competition for Silenor; changes in healthcare reform measures and reimbursement policies; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including any patent infringement litigation; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; estimates of the potential markets for Silenor and Somaxon’s ability to compete in these markets; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could adversely impact commercial success, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended March 31,
	2011	2010
	(in thousands, except per share amounts)

Gross product sales	$2,877	$—
Less: discounts and allowances	(555)	—

Net product sales	2,322	—
Less: cost of sales	(363)	—

Gross profit	1,959	—

Operating expenses
Selling, general and administrative	18,593	3,052
Research and development	419	1,113

Total operating expenses	19,012	4,165

Loss from operations	(17,053)	(4,165)
Interest and other income	15	1
Interest and other (expense)	—	(1)

Net loss	$(17,038)	$(4,165)

Basic and diluted net loss per share	$(0.38)	$(0.16)
Shares used to calculate net loss per share	45,005	25,662

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$25,360	$21,008
Short-term investments	17,935	33,809
Accounts receivable, net	881	5,584
Inventory	1,488	991
Other current assets	1,932	1,882

Total current assets	47,596	63,274
Property and equipment, net	787	755
Intangibles, net	1,216	1,102

Total assets	$49,599	$65,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,965	$1,709
Accrued liabilities	5,192	5,699
Deferred revenue	3,016	3,459

Total current liabilities	11,173	10,867

Total stockholders’ equity	38,426	54,264

Total liabilities and stockholders’ equity	$49,599	$65,131